[ESOFT LETTERHEAD]

October 7, 1997

Jason Rollings
1164 Hillside Lane
Louisville, Colorado  80027

Dear Jay,

I am pleased to offer you the position of Vice President of Operations, reporting to me. Your salary will be $3750 per pay period, or $90,000 annually. You will be eligible for a quarterly bonus of up to $7500, paid 1/2 on your performance and 1/2 on company performance. As part of our offer, we will provide a $7500 bonus for the quarter ending December 31, 1997.

Your package will also include a stock option for 30,000 shares of eSoft common stock, vesting over 3 years. This will be granted when the company completes its public offering presently scheduled for January 1998. Your option price will be the IPO price, presently anticipated to be $1.00 per share. You will also be eligible for all company benefits, including company paid Medical and Dental insurance, company holidays and 15 days Vacation/Sick leave annually. The company will also pay up to $3,000 annually for career related courses in which you receive a grade of B or better.

In order to help you with your required payback to your present employer, as well as provide you with some risk mitigation, eSoft will also provide you with a $20,000 loan upon your joining the company. This loan will be forgiven over a two-year period, with $10,000 being forgiven after one year of service and the remainder being forgiven when you have completed your second year of employment with eSoft. If you choose to leave eSoft at any time before completing two years of employment at eSoft you agree to repay any portion of the loan that is still outstanding. If eSoft chooses to release you, for any reason, other than cause, any outstanding loan balance will be immediately forgiven and you will be entitled to three months severance.

eSoft also agrees to provide you with a loan for $15,000 at the time that the company receives funds from its IPO or February 28, 1998, whichever occurs first. This loan will be paid off from your quarterly bonuses. If you choose to leave eSoft before this loan has been reimbursed, you will repay any outstanding balance to eSoft upon your departure. If eSoft releases you for any reason, other than cause, the balance of this loan will be forgiven.

The management at eSoft looks forward to your joining our team. We are confident that you will make a significant contribution to our success. I look forward to working with you to build eSoft into a world class company.

Sincerely,

/s/Wayne Farlow
Wayne Farlow
President and CEO